Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated financial statements give effect to the transaction between Marina Biotech, Inc. (which we refer to as “we”, “us”, “our company” and “Marina Biotech”) and Cequent using the purchase method of accounting for the business combination. On July 21, 2010, we effected a one-for-four reverse stock split of our outstanding common stock. The accompanying unaudited condensed consolidated combined financial statements and notes thereto give retroactive effect to the stock split for all periods presented.

We cannot assure you that we and Cequent will not incur charges in excess of those included in the pro forma total consideration related to the transaction or that management will be successful in its efforts to integrate the operations of the companies.

In addition to the impact of ongoing integration activities, the timing of completion of the transaction and other changes in net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

The unaudited pro forma condensed combined consolidated financial information does not include any adjustments related to restructuring or one-time charges, potential profit improvements, potential cost savings or other costs which may result from the merger, or the result of final valuations of intangible assets and liabilities, which will not be determined until after the consummation of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEET

As of June 30, 2010

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Marina Biotech	Cequent
Current assets:
Cash and cash equivalents	$1,074	$664	$4,929	B	$6,667
Restricted cash	1,157	—	—		1,157
Prepaid expenses and other current assets	474	24	—		498

Total current assets	2,705	688	4,929		8,322
Property and equipment, net	3,899	319	—	C	4,218
Notes receivable and accrued interest	—	3,025	(3,025)	J	—
Intangible assets	—	—	23,100	D	23,100
Goodwill	—	—	12,517	E	12,517
Other assets	9	45	—		54

Total assets	$6,613	$4,077	$37,521		$48,211

Current liabilities:
Accounts payable	$2,679	$446	720	F	$3,845
Other accrued liabilities	3,525	117	—		3,642
Notes payable, net of discount and accrued interest	2,030		(2,030)	J	—
Deferred revenue — current portion	67	576	(576)	G	67

Total current liabilities	8,301	1,139	(1,886)		7,554
Deferred revenue, net of current portion	—	549	(549)	G	—
Deferred rent and other liabilities	1,430	9	—		1,439
Fair value liability for price adjustable warrants	10,078	27	(1,229)	J	8,876
Deferred taxes	—	—	8,085	D	8,085

Total liabilities	19,809	1,724	4,421		25,954

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock	—	19,424	(19,424)	H	—
Common stock and additional paid in capital	263,412	2,068	36,173	A	299,585
			(2,068)	H
Accumulated deficit	(276,608)	(19,139)	(720)	F	(277,328)
			19,139	H

Total stockholders’ equity (deficit)	(13,196)	2,353	33,100		22,257

Total liabilities and stockholders’ equity (deficit)	$6,613	$4,077	$37,521		$48,211

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

For the six months ended June 30, 2010

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Marina Biotech	Cequent
License and other revenue	$377	$292	—		$669

Operating expenses:
Research and development	7,436	941	—		8,377
Selling, general and administrative	4,807	1,602	—		6,409
Restructuring	286	—	—		286

Total operating expenses	12,529	2,543	—		15,072

Loss from operations	(12,152)	(2,251)	—		(14,403)

Other income (expense):
Interest income	—	25	(25)	J
Interest and other expense	(1,324)	(7)	507	J	(824)
Change in fair value liability for price adjustable warrants	(115)	(20)	(230)	J	(365)

Total other income (expense), net	(1,439)	(2)	(252)		(1,189)

Net loss	$(13,591)	$(2,253)	252		(15,592)

Net loss per common share — basic and diluted	$(1.13)				$(0.72)

Shares used in computing net loss per share — basic and diluted	12,027		9,588	I	21,615

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

1. Description of Transaction

We and Cequent have entered into an Agreement and Plan of Merger, dated as of March 31, 2010, which is referred to as the merger agreement. The merger agreement contains the terms and conditions of the proposed business combination of our company and Cequent. Under the merger agreement, Calais Acquisition Corp., a wholly-owned subsidiary of our company, which is referred to as the merger sub, will merge with and into Cequent. This transaction is referred to as the merger. Cequent will then continue as a wholly-owned subsidiary of our company. The merger was consummated on July 21, 2010.

Based upon the outstanding shares of our common stock and assuming the exercise or conversion of all of our outstanding exercisable and non-exercisable warrants and stock options, and assuming the exercise or conversion of all of Cequent’s exercisable and non-exercisable warrants, stock options and preferred stock, immediately following the completion of the merger, Cequent securityholders would own approximately 37% of the combined company’s common stock and our securityholders would own approximately 63% of the combined company’s common stock. In addition to considering these relative security holdings, Marina Biotech and Cequent management also considered the proposed composition of the Board of Directors, the proposed structure and members of the executive management team, the size of the combining entities and the terms of the exchange of equity interests in determining the accounting acquirer. Based on the weight of these factors, it was concluded that Marina Biotech is the accounting acquirer.

2. Basis of Presentation

The unaudited pro forma condensed combined consolidated financial statements which have been prepared by us have been derived from our historical consolidated financial statements and historical financial statements of Cequent.

The unaudited pro forma condensed combined consolidated financial statements were prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the purchase method of accounting based on Accounting Standards Codification (ASC) 805, Business Combinations, and are based on our historical consolidated financial statements and the acquired business lines after giving effect to the stock to be issued by us to consummate the acquisition, as well as pro forma adjustments.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date and that the fair value of acquired in-process research and development be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the asset acquisition at the then-current market price, which may be different than the amount of consideration assumed in these unaudited pro forma condensed combined consolidated financial statements.

ASC 820, as amended, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820, as amended, as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the purchase method of accounting, the assets acquired and liabilities assumed will be added to ours and recorded as of the completion of the asset acquisition, primarily at their respective fair values. Our financial statements and reported results of operations issued after completion of the asset acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Cequent.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are expensed in the period in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by us are estimated to be approximately $1.5 million. As of June 30, 2010, we have incurred approximately $0.8 million in acquisition related transaction costs.

3. Accounting Policies

Upon consummation of the merger, we will perform a detailed review of Cequent’s accounting policies. As a result of that review, it may become necessary to conform the combined company’s financial statements to be consistent with those accounting policies that are determined to be more appropriate for the combined company. The unaudited pro forma condensed combined consolidated financial statements do not assume any differences in accounting policies.

4. Preliminary Purchase Price Determination

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Cequent:

The total preliminary purchase price is estimated at $33.0 million based on the closing price of our common stock on June 30, 2010 of $3.60 per share and is comprised of (in millions) (see also Note 6):

Equity Component	$33.9
Exercise price of vested Cequent options and warrants	(0.9)

Total purchase consideration	$33.0

5. Preliminary Allocation of Consideration Transferred

The estimated total purchase price of $33.0 million was allocated to the net tangible and intangible assets acquired and liabilities assumed based on their fair values as follows (in millions):

Cash (a)	$5.6
Identifiable Intangible Assets (b)	23.1
Fixed Assets	0.3
Other Assets	0.1
Deferred Tax Liability (c)	(8.1)
Other Liabilities	(0.6)
Goodwill (b)(d)	12.6

Total purchase consideration	$33.0

(a)	The merger agreement contains a condition that as of the closing date, Cequent must have a cash balance of at least (i) $5,100,000, minus the amount of Cequent’s ordinary course operating expenses from June 2, 2010 through the Closing Date; plus (ii) the difference of $3,000,000 and the aggregate principal amount loaned to us by Cequent under the Loan Agreement. The merger agreement permits Cequent to sell additional shares of Cequent capital stock, or debt or warrants convertible into capital stock of Cequent, to new and existing investors of Cequent, including but not limited to the sale of up to $7,520,000 of Series A-1 Convertible Preferred Stock. In April 2010, Cequent raised proceeds of approximately $2,500,000 through the sale of 2,517,173 shares of Series A-1 Convertible Preferred Stock. In July 2010, Cequent raised net proceeds of approximately $4,900,000 through the sale of 6,810,427 shares of Series A-1 Convertible Preferred Stock.

(b)	As of the completion of the merger, identifiable intangible assets are required to be measured at fair value consistent with ASC Subtopic 820-10. The fair value measurements were performed after considering the highest and best use of the acquired intangible assets by market participants.

The income approach, which relies on future estimates of cash flows, was used to estimate the fair value of Program #1 and #2.

For purposes of these unaudited pro forma condensed combined consolidated financial statements and using certain high-level assumptions, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

In-Process Technology — Program #1	$19.3 million (Indefinite Life)
In-Process Technology — Program #2	3.8 million (Indefinite Life)

$23.1 million

We believe that the information gathered during the due diligence process and from discussions with Cequent were adequate to perform preliminary fair value measurements of the primary intangible assets. However, such amounts may change based upon the completion of the valuation (see Note 6. Pro Forma Adjustments).

We valued the in-process technology of Program #1 and #2 utilizing a discounted cash flow model, which uses forecasts of future revenues and expenses related to the intangible assets.

In-process technology will be accounted for as indefinite-lived intangible assets until the projects are completed or abandoned. If the projects are completed, we will determine the useful lives of these intangible assets and the intangible assets will be amortized over the useful lives.

Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. In the future, if it were determined that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

(c)	As of the completion of the merger, we will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for net acquired intangibles and acquired net operating loss carryforwards less any necessary valuation allowance. Such amounts may change based upon the completion of the valuation (see Note 6. Pro Forma Adjustments).

(d)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed.

6. Pro Forma Adjustments

Pro forma adjustments reflect those matters that are a direct result of the merger, which are factually supportable and, for pro forma adjustments to the pro forma condensed combined consolidated statement of operations, are expected to have continuing impact. The pro forma adjustments are based on preliminary estimates which may change as additional information is obtained.

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(A)	The value of our shares to be issued is based on a per share value of $3.60, which is equal to the closing price per share of our common stock as reported on The Nasdaq Global Market on June 30, 2010. The equity component of the purchase price has been estimated at approximately $33.0 million consisting of the following shares to be issued, offset by the exercise price of vested stock options and warrants:

•

Approximately 9,882,853 shares of our common stock to be issued to holders of shares of Cequent preferred and common stock. Of the total shares issued, 1,110,440 of these shares were considered issued in exchange for the termination of the amounts loaned, including accrued interest, to us by Cequent and the warrants issued by us to Cequent under the Loan Agreement and Warrant Agreement. These shares were excluded from the determination of the purchase consideration.

•

Approximately 412,102 shares of our common stock to be reserved for Cequent warrant holders, and Cequent option holders, for options vested or expected to vest as of the date of the merger which will be replaced by warrants and vested options to purchase shares of our common stock. The total exercise price for these options and warrants is estimated at $0.9 million.

The pro forma adjustment for shares and replacement warrants and vested options expected to be issued upon the merger includes the estimated value for the holders of the common stock, preferred stock, warrants and vested options, which represents an estimated 10,474,237 shares valued at approximately $37.2 million based on the June 30, 2010 closing price per share of our common stock, less proceeds from the exercise of vested stock options and warrants estimated at $0.9 million and less $3.3 million for the settlement of amounts under the Loan Agreement and Warrant Agreement.

Approximately 179,282 shares of our common stock will be reserved for holders of unvested Cequent options as of the date of the merger which will be replaced by unvested options to purchase shares of our common stock. The stock-based compensation expense for the replacement options will be reflected in our statement of operations after the merger is consummated.

(B)	The merger agreement contains a condition that as of the closing date, Cequent must have a cash balance of at least (i) $5,100,000, minus the amount of Cequent’s ordinary course operating expenses from June 2, 2010 through the Closing Date; plus (ii) the difference of $3,000,000 and the aggregate principal amount loaned to us by Cequent under the Loan Agreement. The merger agreement permits Cequent to sell additional shares of Cequent capital stock, or debt or warrants convertible into capital stock of Cequent, to new and existing investors of Cequent, including but not limited to the sale of up to $7,520,000 of Series A-1 Convertible Preferred Stock. In April 2010, Cequent raised proceeds of approximately $2.5 million through the sale of 2,517,173 shares of Series A-1 Convertible Preferred Stock. In July 2010, Cequent raised net proceeds of approximately $4,900,000 through the sale of 6,810,427 shares of Series A-1 Convertible Preferred Stock. The pro forma adjustment for cash includes proceeds of approximately $4,900,000 for net proceeds raised in July 2010.

(C)	Management believes based upon its preliminary assessment that the estimated fair value of Cequent property and equipment, which is comprised primarily of lab and office equipment, reasonably approximates Cequent’s net book value of the assets.

(D)	Portions of the purchase price have been allocated to indefinite-lived intangible assets which were identified by management and have been valued using a number of factors in a preliminary appraisal. The pro forma adjustment amounts reflect management’s estimates of the fair values of assets to be acquired and liabilities to be assumed at the date of the merger.

We have estimated a deferred tax liability of approximately $8.1 million relating to certain indefinite-lived intangible assets using a 35% tax rate.

(E)	Goodwill represents the excess of purchase price over the fair value of Cequent’s net assets, including identifiable intangible assets, acquired in the merger. Goodwill to be recorded in connection with the merger will differ from the amount presented here until management obtains all information that it has arranged to obtain and that is known to be available, and adjusts the allocation of purchase price accordingly.

(F)	Expenses related to the merger including legal fees, investment banking fees, accounting fees, printing, filing and other costs and fees will be expensed as incurred. A pro forma adjustment estimated in the amount of $720,000 has been included on the unaudited pro forma condensed combined consolidated balance sheet as an increase in accounts payable, and as an increase to accumulated deficit.

(G)	Deferred revenue previously recorded by Cequent of approximately $1.1 million at June 30, 2010 has been eliminated as there are no future performance obligations in connection with the Definitive Research and License Agreement for selected Cequent Modulators, the right of which to enter into until June 13, 2012 has been granted to Novartis BioVentures Ltd. (or its affiliate).

(H)	The pro forma adjustments represent the elimination of the equity accounts of Cequent’s stockholders.

(I)	The weighted average number of shares is based on our historical weighted average shares outstanding and increased to give effect to the issuance of approximately 9,882,853 shares in connection with the merger. This excludes the effect of 591,384 common stock equivalents (stock options and warrants) issued in connection with the merger since such inclusion in the computation would be anti-dilutive.

(J)	The pro forma adjustments represent the elimination of the note payable and related interest income and expense accounts arising from the loan between us and Cequent prior to the merger.